EXHIBIT 16.1

101 Larkspur Landing Circle Suite 321

Larkspur, California 94939

T: 415-448-5061

 www.rbsmllp.com

April 19, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

In a letter (via email) dated April 12, 2023, we notified the Audit Committee of the Board of Directors of Avenir Wellness Solutions, Inc., (the “Company”) that we resign and the auditor-client relationship has ceased.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 19, 2023, and we agree with such statements solely as they refer to RBSM LLP, (“RBSM”) except that we are not in a position to agree or disagree with (1) the Company’s assertion that Advanced Legacy Technologies, LLC (“ALT”) was an inactive company; (2) the Company’s subsidiary, Sera Labs, used ALT’s bank account in good faith solely to pay vendors on a timely basis, and that the Company’s Chief Financial Officer had unfettered access to the bank account; and (3) the Company’s management does not believe that any communications with the RBSM engagement partner constituted a threat, nor was it intended to be a threat.

We disagree with Company’s management that the transactions with ALT should not be considered related party transactions. ALT is beneficially controlled by the Chief Executive Officer (“CEO”) of the Company. The CEO originally joined the Company’s Board of Directors in 2020 and was appointed the Company’s CEO on July 22, 2022. The CEO is a related party as defined under ASC 850-10-50, Related Party Disclosures. Furthermore, we informed the Audit Committee in March 2023 that due to the Company’s transactions with ALT and the related party relationship was not disclosed to us previously; we have to undertake additional auditing testing procedures. (i.e., expanded scope). The Audit Committee approved RBSM on March 28, 2023 to commence the additional work related to the ALT transactions and the previously undisclosed related parties.

Very truly yours,

/s/ RBSM LLP

RBSM LLP

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